Exhibit 99.1

HARDINGE INC.	Contact:
One Hardinge Drive	Kelly R. Baker, Treasurer
Elmira, N.Y. 14902	(607) 378-4302

Hardinge EPS Up 173% In First Quarter 2007

Orders Increase By 25% Over Prior Year Quarter

•                  Orders were up 25% to $ 95.6 million compared to first quarter 2006

•                  Net sales increased by 15% to $87.0 million compared with the prior year

•                  Net income increased by 173% to $5.3 million

•                  Operating margin of 10.3% up from 4.8% in prior year quarter

ELMIRA, N.Y. — May 10, 2007 — Hardinge Inc. (NASDAQ: HDNG), a leading international provider of advanced material-cutting solutions, today reported increased orders, net sales, net income and EPS during the first quarter of 2007, compared to the same quarter in 2006.

Net sales were $87.0 million in the first quarter of 2007, an increase of 15% compared to $75.4 million of net sales in the first quarter of 2006.  Net income was $5.3 million, or $0.61 per basic share and $0.60 per diluted share, compared to $1.9 million, or $0.22 per basic and diluted share in the first quarter of 2006.  Orders were $95.6 million, an increase of 25%, compared to $76.7 million in the first quarter of 2006.

“Hardinge continues to build on its solid 2006 performance,” said J. Patrick Ervin, Chairman, President and Chief Executive Officer.  “A strong 25% increase in orders and 15% increase in sales provided an encouraging start to the year.  As a result of the continued execution of our focused growth strategy, we realized significant improvement in our operating and net margins for the quarter.  And, we successfully raised more than $55 million in new capital, positioning the company to continue to build on its strong global manufacturing and sales presence.”

The following table summarizes the Company’s orders by geographical region for the first quarters of 2007 and 2006:

	(U.S. dollars in thousands)
	First Quarter
Orders from customers in:	2007	2006	% Change
North America	$33,995	$29,107	17%
Europe	45,353	32,605	39%
Asia & Other	16,220	15,018	8%
Total	$95,568	$76,730	25%

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North American orders were positively influenced by a $4.9 million order for grinding machines for use in turbine blade manufacturing.  Without this order the North American market would have been relatively flat for the quarter.  European market orders were driven by continued strong demand for all products. Asia & Other orders were negatively impacted by a biannual trade show held in April 2007 in China, which resulted in our Chinese customers holding orders until the trade show. We anticipate these orders will be placed in the second quarter of 2007.

The following table summarizes the Company’s sales by geographical region for the first quarter of 2007 versus 2006:

	(U.S. dollars in thousands)
	First Quarter
Net Sales to customers in:	2007	2006	% Change
North America	$27,780	$29,181	(5)%
Europe	41,263	29,221	41%
Asia & Other	17,923	17,034	5%
Total	$86,966	$75,436	15%

Our 41% increase in European net sales was driven by continued strong regional demand for our turning and grinding products.  In total, Asia & Other net sales increased by 5% for the quarter; however, excluding the sales of special grinding machines used in turbine blade manufacturing to one customer in both the first quarter of 2006 and 2007, net sales in Asia and Other increased 18%. North American net sales were down in the quarter because of reduced demand for grinding and milling products, which was partially offset by growth in turning products.

Net sales for the first quarter of 2007 were positively impacted by $3.4 million related to the favorable effects of net foreign currency translation, almost entirely due to the changes between the value of the U.S. dollar versus the Swiss franc, euro and British pound.

Gross profit was $28.0 million, or 32.2% of net sales, compared to $22.9 million, or 30.4% of net sales in the first quarter of 2006.  The increase in gross profit was primarily due to the increase in net sales.  The increase in gross margin percentage resulted from changes in channel and product mix.  Gross profit for the first quarter of 2007 was positively impacted by $0.9 million related to the favorable effects of net foreign currency translation.

Selling, general and administrative expenses (SG&A) were $19.0 million, or 21.8% of net sales in the first quarter of 2007, compared to $19.3 million, or 25.5% of net sales in the first quarter of 2006.  SG&A for the first quarter of 2007 was in alignment with our expectations.

Interest expense was $1.4 million for the first quarter of 2007 compared to $1.1 million for the same period in 2006.  This increase was primarily due to higher average borrowings for working capital to support sales growth.

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The provision for income taxes was $2.3 million for the first quarter of 2007 compared to $0.7 million for the same period in 2006.  The effective income tax rate was 30.6% for the first quarter of 2007 compared to 25.6% for the same period of 2006.  This difference was driven by the mix of earnings by country.  Each quarter, an estimate of the full year tax rate for jurisdictions not subject to a fu1l valuation allowance is developed based upon anticipated annual results and an adjustment is made, if required, to the year to date income tax expense to reflect the full year anticipated effective tax rate.  We expect the 2007 effective income tax rate to be in the range of 21% to 24%.  The anticipated full-year tax rate for 2007 is lower than the first-quarter tax rate due to anticipated income to be earned in the final nine months of the year by the U.S. and Canadian operations that will be subject to a 0% tax rate due to their respective valuation allowances.

Stock Offering

“Along with solid performance highlighted by sales and earnings growth during the first quarter, on April 25, 2007, we successfully completed a follow-on stock offering of 2,553,000 shares of common stock, which included the fully exercised over-allotment and raised approximately $55.9 million in new capital,” continued Mr. Ervin.  “Our enhanced financial position enables the company to explore ways to diversify and expand product offerings and markets served, as well as identify opportunities to further utilize and develop our global manufacturing capabilities and market presence.”

Dividend Declared

The company also announced that its Board of Directors has declared a cash dividend of $0.05 per share on the Company’s common stock.  The dividend is payable on June 8, 2007 to stockholders of record as of May 30, 2007.

The Company will host a conference call at 11:00 AM Eastern Time today to provide additional detail related to first quarter performance.  The call can be accessed by dialing 1-866-838-2057, or via the internet live at http://videonewswire.com/event.asp?id=39597.  It may also be accessed in replay form within the “Investor Relations” section at the Company’s website, www.hardinge.com, where it will be posted for one full year.  You may also access a recording approximately one hour after its completion by dialing 1-888-284-7564, and entering the reference number: 203689.  This telephone recording will be available through the second quarter, ending June 30, 2007.

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Hardinge is a global designer, manufacturer and distributor of machine tools, specializing in high-precision, computer controlled, material-cutting machines.  The Company’s products are distributed to most of the industrialized markets around the world and in 2006 more than 60% of sales were from outside of North America.  Hardinge has a very diverse international customer base and serves a wide variety of end-user markets.  Along with metalworking manufacturers which make parts for a variety of industries, our customers include a wide range of end users in the aerospace, agricultural, transportation, basic consumer goods, communications and electronics, construction, defense, energy, pharmaceutical and medical equipment, and recreation industries, among others.  The Company has manufacturing operations in the United States, Switzerland, Taiwan and China.  Hardinge’s common stock trades on NASDAQ under the symbol, “HDNG.”  For more information, please visit http://www.hardinge.com.

This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management’s current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “ should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward- looking statements. The Company’s actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

— Financial Tables Follow —

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In Thousands)

	March 31,	December 31,
	2007	2006
	(Unaudited)
Assets

Current assets:
Cash	$15,402	$6,762
Accounts receivable, net	72,783	73,149
Notes receivable, net	4,037	4,930
Inventories, net	140,431	132,834
Deferred income taxes	741	747
Prepaid expenses	9,167	9,216
Total current assets	242,561	227,638

Property, plant and equipment:
Property, plant and equipment	177,025	176,754
Less accumulated depreciation	114,656	112,702
Net property, plant and equipment	62,369	64,052

Other assets:
Notes receivable, net	1,657	1,983
Deferred income taxes	233	246
Other intangible assets	11,709	11,849
Goodwill	19,219	19,110
Other	6,082	5,782
	38,900	38,970

Total assets	$343,830	$330,660

See accompanying notes.

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets - Continued

(In Thousands)

	March 31,	December 31,
	2007	2006
	(Unaudited)
Liabilities and shareholders’ equity

Current liabilities:
Accounts payable	$31,860	$31,462
Notes payable to banks	7,546	4,525
Accrued expenses	22,299	22,542
Accrued income taxes	5,221	3,640
Deferred income taxes	2,778	2,717
Current portion of long-term debt	5,752	5,758
Total current liabilities	75,456	70,644

Other liabilities:
Long-term debt	70,955	67,578
Accrued pension expense	27,139	26,814
Deferred income taxes	1,737	1,673
Accrued postretirement benefits	2,249	2,414
Other liabilities	4,475	4,428
	106,555	102,907

Shareholders’ equity:
Preferred stock, Series A, par value $.01 per share; Authorized 2,000,000; issued—none
Common stock, $.01 par value:
Authorized shares—20,000,000; Issued shares—9,919,992 at March 31, 2007 and December 31, 2006	99	99
Additional paid-in capital	58,995	59,741
Retained earnings	120,957	116,438
Treasury shares—1,029,133 at March 31, 2007 and 1,083,117 shares at December 31, 2006.	(13,118)	(13,916)
Accumulated other comprehensive (loss)	(5,114)	(5,253)
Total shareholders’ equity	161,819	157,109

Total liabilities and shareholders’ equity	$343,830	$330,660

See accompanying notes.

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In Thousands Except Per Share Data)

	Three Months Ended March 31,
	2007	2006
	(Unaudited)	(Unaudited)

Net sales	$86,966	$75,436
Cost of sales	58,986	52,533
Gross profit	27,980	22,903

Selling, general and administrative expenses	18,992	19,261
Income from operations	8,988	3,642

Interest expense	1,369	1,146
Interest (income)	(53)	(122)
Income before income taxes	7,672	2,618

Income taxes	2,347	671
Net income	$5,325	$1,947

Per share data:

Basic earnings per share	$.61	$.22
Weighted average number of common shares outstanding	8,786	8,767

Diluted earnings per share:	$.60	$.22
Weighted average number of common shares outstanding	8,845	8,800

Cash dividends declared	$.05	$.03

See accompanying notes.

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

	Three Months Ended
	March 31,
	2007	2006
	(Unaudited)	(Unaudited)

Operating activities
Net income	$5,325	$1,947
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,477	2,333
Provision for deferred income taxes	155	30
Unrealized foreign currency transaction (gain) loss	(668)	91
Changes in operating assets and liabilities:
Accounts receivable	1,923	2,295
Notes receivable	1,207	455
Inventories	(7,260)	1,327
Prepaid expenses/other assets	105	(2,279)
Accounts payable	(958)	(1,380)
Accrued expenses	817	(399)
Accrued postretirement benefits	(165)	(168)
Net cash provided by operating activities	2,958	4,252

Investing activities
Capital expenditures	(425)	(832)
Purchase Bridgeport kneemill technical information	—	(5,000)
Purchase of minority interest in Hardinge Taiwan	—	(110)
Purchase of U-Sung Co. Ltd.	—	(5,071)
Net cash used in investing activities	(425)	(11,013)

Financing activities
Increase in short-term notes payable to bank	3,296	798
Increase in long-term debt	3,172	3,796
Net purchases of treasury stock	(6)	(332)
Dividends paid	(444)	(266)
Net cash provided by financing activities	6,018	3,996

Effect of exchange rate changes on cash	89	84
Net increase (decrease) in cash	8,640	(2,681)

Cash at beginning of period	6,762	6,552

Cash at end of period	$15,402	$3,871

See accompanying notes.